CHURCHILL DOWNS

Moderator: Mike Ogburn
August 3, 2005
8:00 a.m. CT

Operator:
Good day, and welcome to the Churchill Downs Incorporated conference call. Today’s call is being recorded. At this time for opening remarks and introduction, I would like to turn the call over to Mr. Mike Ogburn. Please go ahead, sir.

Mike Ogburn:
Good morning, and welcome to this Churchill Downs Incorporated conference call to review the company’s earnings results for the second quarter of 2005 The results were released yesterday afternoon in a press release that has been covered by the financial media.

A copy of this release announcing earnings and any other financial and statistical information about the period to be presented in this conference call - including any information required by Regulation-D - is available at the section of the company’s Web site entitled Investor Relations located at churchilldownsincorporated.com.

Let me also note a release has been issued advising of the accessibility of this conference call on a listen-only basis over the Internet.

As we start, let me express that some statements made in this call will be forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Actual performance of the company may differ materially from that projected in such statements.

Investors should refer to statements included in reports filed by the company with the Securities and Exchange Commission for a discussion of additional information concerning factors that could cause our actual results of operations to differ materially from the forward looking statements made in this call.

The information being provided today is of this date only, and Churchill Downs Incorporated expressly disclaims any obligation to release publicly any updates or revisions to these forward looking statements to reflect any changes in expectations.

I’ll now turn the call to Tom Meeker, president and chief executive officer

Tom Meeker:
Good morning, and thanks for joining us today. During today’s call, as I do routinely, I’ll discuss in general terms the results from the second quarter and Mike Miller, our CFO, will fill you in on the details following my comments.

I’ll also highlight some of the accomplishments that occurred during the second quarter and finally, and I think most important, I’ll try to provide you a template for what we see as we’re moving forward in terms of growth.

Given the challenges we faced during the second quarter, I was very pleased with the overall performance of the company at the revenue line. I was very pleased with the growth in revenues, which were largely attributable to two factors. One was the Kentucky operation, which performed extremely well during Derby week and set all sorts of records in attendance and handle. Moreover, the putting on-line of new facilities at Churchill Downs racetrack provided additional revenues in the form of PSL (Personal Seat License) revenues and suite sales. And most important - and I was very encouraged by this - with the addition of all of the suites, we expected a decline in Marquis Village sales. Those did not occur and in fact, we were up in Marquis Village sales.

The other factor was, of course, the Fair Grounds, which came into operations in the fourth quarter of last year and moved over into this year. That operation continues to operate very effectively and obviously provided increased revenues during the first six months and marginally in the second quarter.

Likewise I’m pleased with the EBITDA growth that we experienced from continuing operations. Overall, these increases were dampened by several factors, including a hurricane in Florida that occasioned the movement of a major event down at the Calder operation. We also had continuing record-breaking rains in Florida for a substantial part of the second quarter while Calder was in operation.

Also - as everyone knows and has been reported widely - throughout the industry there were a number of breakouts of Strangles and herpes of the equine type which adversely impacted the field sizes of our operations, particularly in Calder. And most important, following the Derby, we had significant declines in our field sizes at Churchill Downs.

Those impacts in the weather - excepting heat which is now adversely impacting the Kentucky operation and the Chicago operation - those things seem to have gone away and I would expect as we move forward we will see a more routine kind of environment in terms of the overall racing.

As Mike will explain in detail, the bottom-line earnings were adversely impacted year over year due to several factors relating to corporate development costs, personnel costs an anomaly in our tax rate and depreciation costs.

During the quarter, we aggressively moved ahead on various strategic projects. The most important of which, obviously, is the sale of Hollywood Park, which is underway. We have not closed the transaction. We anticipate closing the transaction in late September, and it is subject to certain conditions of closing, none of which we anticipate any problems with. The sale price is $260 million.

That project and that sale are important, obviously, for a number of reasons. Obviously, the monetizing of that property provides us significant advantages in terms of our balance sheet.

The more important thing that we gain from the sale or the transaction entered into at Hollywood Park is a re-entry right into that market in the event that alternative gaming should pass in some form - be it some agreement with the Native Americans and their gaming operations or some legislative or statutory change that would allow alternative gaming to occur at racetracks in California.

In the event that were to occur, our re-entry right allows us to come back and take control with a majority position in that asset for a period of three years, and then subsequent to that, for an additional period of time we have the right to come back into that project in a minority position.

During the quarter, we expended significant time and effort in obtaining the requisite licenses and permits that allow us to operate slots at the Fair Grounds. That process and the execution risks have been significantly eliminated in that we have been granted, excuse me, we will be granted on August 18th a conditional use permit.

The process is largely complete and they are going through the second reading and the actual vote on August 18 on the ordinance itself, which will allow us to operate 500 machines and up to 700 machines at the Fair Grounds operation in the event the Harrah’s operation continues to expand and grow in revenues.

The decision-making process for us is much longer than we anticipated and much more complicated than we anticipated in respect to obtaining the conditional use permit, but as I said, the road now is clear and we can start construction. We anticipated putting the slot operation online mid-year of next year.

In the meantime, we are actively redeploying new machines or deploying new machines, VLTs (Video Lottery Terminals) at our various OTB (Off-Track Betting) operations. And again, the deployment of those new machines has been slower than expected. The State of Louisiana allows us to put those machines on line at a rate of around 28 per week, which is largely less significantly less than we anticipated.

The performance of the new machines is very good, very positive and much better than the machines that we bought when we acquired that asset.

During the quarter we also continued to build out our CRM (Customer Relationship Management) technology platforms. We have experienced a number of problems of integrating our CRM systems with the various tote platforms that we do business across. And I think that problem highlights the absolute imperative for the industry to improve and continue improving -the tote system to allow both an open architecture for the customer, in terms of customer interface, and on the output side of the tote, to allow us to obtain various data that is important data in terms of overall identifying, valuing our customers and our ability to talk to our customers as we move down the road.

In regards to the tote, we continue to work with other racing companies to restructure and redesign the overall industry tote architecture. We have issued an RFP. We received significant interest from incumbent providers, as well as new providers, and it is anticipated that process will come to closure during the fourth quarter. And following that, we anticipate it will probably take in the order of two years, given the contracts that the various racing companies have with existing providers, to fully deploy new tote architecture across the industry.

Last month we also strengthened our management team with the addition of Bill Carstanjen to the team. Bill comes to us from G.E. (General Electric Company). Prior to that he was with Cravath, and his focus in those two employments was in the area of development and deal-making, particularly as it relates to various new projects that G.E. was involved with in the capital finance area.

The importance of adding Bill and his critical skill sets to the overall management team is pretty obvious and I think he will have a significant impact, together with the rest of our team members, in charting the future growth of the company.

Let me also now turn our attention to legislative matters, and I’ll give you kind of an overview of our sense of what is going on in the various jurisdictions in which we do business.

First let’s talk about Florida. Florida continues to be in a state of turmoil brought about by the passage of statewide referendum that called for the state legislative body to implement legislation by July 1st. The referendum, statewide referendum, also authorized or required a passage of a local referendum in Broward and Miami Dade Counties. As you know Broward passed the local referendum. Miami Dade did not. It failed by only two percentage points.

The important thing, though - and the confusion that has been brought about - results from the failure of the state legislature to pass implementing legislation as required under the statewide referendum by July 1, which has thrown the whole process into turmoil. They are in court. A court has opined that absent the failure of the state legislature passing and implementing legislation per the demand of the statewide referendum, the operators are free to engage in slot activity or some form of gaming without the state legislative body getting involved.

I don’t think that will happen. The sense down there is that there may be a special session as early as the next few months which will be designed and called for the specific purpose of passing the legislation.

But the real question for us remains what is our potential for getting involved through the Calder operation and alternative gaming in the State of Florida. And I think given the fact that we failed by only two percentage points, we continue to believe that we have an excellent opportunity to pass legislation in Miami Dade and as a consequence we continue to focus on that asset and on alternative gaming legislation - trying to get the correct implementing legislation passed. And, we continue to work in terms of developing relationships in the Miami Dade area with a view towards promoting a local referendum in the early 2007 time frame.

In terms of Illinois and Indiana, they are sort of a mirror image. There obviously is a keen awareness of the plight of racing in those markets, given the competitive forces being brought about by riverboat casinos and freestanding operations in Indiana.

However, not withstanding the fact there’s an awareness of the plight of racing in those jurisdictions, there does not seem to be a clear consensus among all of the political decision makers in those jurisdictions. In Illinois, for instance, there is a dispute between the Governor and the Mayor of Chicago as it relates to the placement of new gaming operations in the state and there is an impasse there and as time goes on we will have to eliminate that impasse if there is any potential.

Indiana still remains a potential, and I think the next session we will see some activity. Certainly there will be an initiative being presented by the racing folks in Indiana. Whether or not that will be successful is a matter of some conjecture.

In Kentucky, there are several things happening that provide some degree of optimism without any assurance of passage, but some degree of optimism that certainly did not exist at this time of year in prior years where we’ll be looking forward to a new legislative session.

An organization called KEEP (Kentucky Equine Education Project), which is a grass roots industry organization, has done a particularly good job in providing grass roots awareness of the importance of the overall equine industry of the state of Kentucky.

We have garnered, additionally, large support from a number of organizations both in terms of chambers of commerce, educational groups and business groups throughout the state that shall provide good bedrock for pursuing alternative gaming legislation in the 2006 time frame. That is going to be critical and I think our efforts have been elevated significantly as we look forward to the 2006 session.

I want to make a few comments also about the overall state of the racing industry. First there has been much said and written about the problems facing racing. Clearly, there are a number of endemic problems ranging from the short field issue, which I don’t think is just anecdotal. I think there is an endemic problem with short fields resulting from a myriad of changes and dynamics in the industry, but that’s something that clearly the industry must address as we move down the road.

The offshore competition industry continues to be out there, and that is an issue involving an economic model that is not the right model for racing and it needs to be changed. We have spoken about the tote technology, and there also exists an issue in terms of uniform medication as well as general racing rules throughout the industry.

The solution to these problems, I believe, we believe, will provide not only the industry with new growth potential but in particular Churchill Downs - given its position in the industry - can expect new growth channels if and when these problems are solved.

Now I said “if.” I believe that the industry today is making headway in solving many of these problems. Internationally, we’re working on various issues. Obviously, there is the tote issue - we have taken a lead role in that. Short field issues - we’re doing some things there. A good example is what we’ve done at Ellis Park in terms of changing our racing program where we’ve been able to anecdotally over the first three weeks of that meet increase field sizes down there.

So there are fixes to each of these problems and I am very confident that the industry, with Churchill Downs involved, will find solutions to these problems.

The overall issue of alternative gaming I believe now has become an imperative for the industry. It has become an imperative for several reasons including asset utilization, competitive reasons and internally it’s an important ingredient to the overall ability of a racetrack or racing company to promote quality field sizes in terms of their core operations and the area of simulcasting.

And - as reflected in our decision in California where we have serious concerns about the long term health of racing in California given the significant competitive challenges they face with the proliferation of Native American Gaming - we are going to continue looking at markets in which we do business. In those markets where there is not a good potential for alternative gaming legislation being passed, we are going to consider whether or not we should remain in those markets.

New York is another important part of the overall racing fabric of the United States. Its importance just from a standpoint of a freestanding operation is clearly acknowledged. But it is also important to the overall health of the industry and as such, we are actively involved in looking at what is the right relationship between the state and a potential franchisee in the state of New York.

Obviously given the size of the market, and the assets there are in place - namely Saratoga, Aqueduct and Belmont - in the event that a successful bidder does acquire those assets under some new relationship between the state and the franchisee, there is significant growth opportunity for the successful bidder.

I’m confidant that CDI will become actively involved in the bidding process and we continue to focus our time and effort on working at finding the right solution for New York.

Now let me talk a little bit about growth. First of all, I’ll give you a general comment. I think Churchill Downs is as well positioned today as it has ever been to execute on various growth opportunities and to pursue various growth channels available to it.

First let’s look at core operations. We do see some growth, primarily in the non-pari-mutuel area, but some growth also in the pari-mutuel area in such operations as Kentucky and obviously the Kentucky Derby. We have demonstrated that we have been able to grow significantly on non-pari-mutuel revenues in the state of Kentucky at the Kentucky operation. And as we move down the road, complemented by commitments and investments we’ve made in CRM, I think Kentucky enjoys a very bright future.

Louisiana, albeit a small operation, has significant growth opportunity in a number of areas. First of all, its overall racing I think has good growth potential. We have demonstrated that. The first race meet under the Churchill Downs banner was very successful. The deployment of new VLTs at the OTB locations and a re-look and a redesign of our OTB operations will afford us new growth opportunities down there.

And then finally, the addition of 500 to 700 slots provides an opportunity for increased growth and revenues.

Arlington remains over the long term a significant value driver for the company. It is a huge facility, number one; and number two, it is one of the best racing facilities in North America. It is located in a large market and as demonstrated by attendance increases that we’ve experienced up there, in the long term, Arlington represents at the core operation level an opportunity for the company.

And then finally without going into all of the details, we have concentrated our efforts on better asset utilization at all of our facilities, particularly at Arlington and at Churchill Downs, where we have seen off-season events occurring more frequently than in the past, including better utilization on an ongoing basis of the new facilities that we have here at Churchill Downs. And as time goes on, we see those facilities being a marginal growth driver as we move down the road.

Simulcasting is another growth channel for the company on several fronts, such as account wagering. We need to solve and rationalize the account wagering platforms in the United States. First and foremost, we believe and will continue to pursue ventures that will lead to a common account wagering or account management system for the industry that is more customer friendly, and allows portability of accounts across various platforms. We believe that there is growth potential just in that exercise. Moreover, I think we need as an industry to pursue opening new markets in the United States that will allow for expanded account wagering.

The offshore potential is great. There has been much speculation about the numbers that exist offshore in terms of raw handle, but they are significant. And the offshore economic model that exists today is something that - if you held everything in check and just jiggered the economic model - would provide growth opportunities for those racing operations that allow for the wagering through offshore entities.

And I think that is a potential we are exploring and how that is to occur is a matter of some conjecture but I think that will be there. Point-to-point simulcasting, hard asset to hard asset, is essentially a market share strategy and that’s where Churchill Downs has a significant advantage with its CRM platforms behind it as well as the quality of its product. We believe that we can continue to capture additional market share as we move down the road.

And finally, there is international wagering. As we mentioned before, the international marketplace is a huge target for U.S. racing. And as time goes on, I think U.S. racing, through various mechanisms and delivery platforms, will be able to enter that market. But I underscore what I’ve underscored before: and that is, it is going to be slow in developing. It is a matter of scale and it is a matter of changing various laws and regulations tax treaties and a myriad of other things. But in the end, the deployment of our signals - U.S. signals into the international marketplace - is an extremely large growth opportunity for all of racing.

Alternative gaming casino operations obviously is a growth channel that we have been focused on for several years and will continue to be focused on. We are perfectly positioned in large markets - Illinois, Florida, Kentucky and now, even with the sale of Hollywood Park and our reentry right, we continue to be positioned in the state of California. And over time, just one or two of these changes - passage of legislation in these markets - will have a significant impact on our company as well as other companies who do business in those jurisdictions.

We will continue to pursue various acquisitions and joint ventures within the industry and adjacent industries as we move down the road. And the Hollywood Park transaction obviously provides us new opportunities in terms of a clean balance sheet to execute on those strategies. And as time goes, on I believe you will see us involved in new activities with new partners down the road.

Finally, one of the clear advantages our company has - and to some extent is reflected in what we’ve done with PSL sales, suite sales and various sponsorship arrangements -our brand is a significant value to the overall company. And as we move down the road, we will continue to focus on brand extension both within the industry as well as outside the industry in adjacent businesses and we see that as a distinguishing characteristic of our company number one, and again as a significant growth channel as we move down the road.

So I hope those general comments have been helpful to you. At this point of the call, we are going to refocus on the activities during the second quarter and in that regard I’ll turn it over to Mike Miller, our CFO.

Mike Miller:
Thank you Tom, and good morning everyone. My comments on our results of operations will be directed primarily to the second quarter of ’05 versus ’04 and then I have some remarks to make about our balance sheet at June 30 as compared with December 31 of ’04.

I then intend to provide some color about our ongoing expectations focusing on business trends, the Fair Grounds operation and impending sale of Hollywood Park.

After that then Tom and I will respond to any questions you may have.

Now as you probably have learned already by looking at the release, our P&L is somewhat hard to follow given the new separation between continuing and discontinued operations, although I think that it’s a very fair way to look at our company now. But if my comments are not completely clear to you, please ask me to clarify during the Q&A session.

In preparing our quarterly results from year to year, there are few key components that account for most of the difference - general business conditions, interest expense, depreciation and tax rates. I will speak to each of these, as they are not necessarily apparent from examining the face of the statements.

I’m also pleased to note now that all of the operating results of Hollywood Park, including that portion of our CDSN (Churchill Downs Simulcast Network) operation related to the Hollywood Park signal net of taxes, are included in one line on the face of the statement labeled as discontinued operations. And they’ll be reported in this fashion from this point forward.

First, our revenues from continuing operations increased by slightly more than $23 million year over year primarily resulting from the addition of the Fair Grounds as well as the impact of the total roll out of the Master Plan at Churchill and significant increases in wagering for Oaks and Derby.

I am pleased to say now that the Master Plan has been completed. It is going to be coming in on budget with respect to the $121 million of capital. And I’m also pleased to say that the EBITDA - the incremental EBITDA that we expected years ago when we started this project - we will meet or exceed in all categories of the Master Plan.

Our overall racing calendar produced five more days in ’05, but the mix was not favorable because we lost four Thoroughbred days at Churchill that were replaced by nine Standardbred days of racing, and the Thoroughbred signal is more profitable than the standard bred signal.

Our EBITDA operating margins for the second quarter of ’05 for continuing operations decreased approximately 1.5 percentage points to 28.6 percent for the quarter due to the addition of nearly $15 million of revenue at the Fair Grounds that produced very little EBITDA for the quarter. And I’ll speak about the Fair Grounds just a bit later.

The primary difference between EBITDA and operating income is depreciation. Our depreciation expense is approximately $2.1 million higher in ’05 primarily as the result of the now complete Master Plan project as well as the addition of the Fair Grounds assets. Our run rate for depreciation for the balance of the year should approximate what you see for the second quarter.

For the six months and to a lesser degree the second quarter, there’s a very significant increase in the SG&A line, which is due to several factors: the referendum costs in Florida, which were approximately $3.1 million; the first time inclusion of the Fair Grounds this year; the development costs in California; as well as higher corporate expenses related to increased personnel costs, compliance with Sarbanes-Oxley and our CRM initiatives.

These increases were partially offset by a million dollars spent in lobbying in 2004 for the California ballot initiative, which obviously did not repeat itself in 2005.

Below the operating income line if you have reviewed our operating expenses in the past, you will notice the apparent significant decrease in interest expense. For both ‘05 and ’04 as required by GAAP we have reported as part of the discontinued operations line approximately $3.3 million and $903,000, respectively, of interest expense included in discontinued operations.

The GAAP rationale for this treatment is that the way our current debt agreements are configured, any proceeds from the sale of asset of this magnitude must be applied to outstanding debt balances. Obviously, if we decide to redeploy this capital in a manner other than reducing debt, it would require amendment of our debt agreements.

The increase in the overall interest expense from $970,000 to $3.3 million is directly related to our outstanding debt balances, which again are tied to the Fair Grounds acquisition in ’04 and the continued build out of that property as well as the Master Plan.

Finally, in explaining fluctuations between the two years, there are two lines to be discussed. First, included in the earnings from discontinued operations is a charge of $919,000 representing costs incurred in connection with the sale of Hollywood Park. Second, there is a considerable fluctuation in the effective tax rates from year to year of almost a full six percentage points between ’04 and ’05, which is a second quarter and a first half anomaly resulting from a significant amount of nondeductible legislative costs incurred year to date in 2005 compared to last year.

The full 47.2 percent rate is not apparent from the face of the statements as taxes are netted against operations and the discontinued line. So taxes are really manifested in two places now in the P&L.

For the full year, we expect our tax rate to be approximately 40 percent, so we do have an anomaly again for not only the quarter but for the first half.

All of this resulted in EPS of continued operations of $1.69 compared to $1.70 for 2004, which we think is reflective of our current business trends.

That’s really it for the P&L - a lot of moving parts, with results that indicate a slight softness in business trends but better than the industry as a whole.

The impact of our investment activity - manifested in the increase in interest, depreciation and the anomaly of the income tax rate - accounts for approximately 38 cents of earnings when comparing the quarters year to year at the net earnings line.

My final comment relates to the disparity that exist when you compare earnings from ’04 to ’05 at the two levels, a one cent drop on the continuing operations line versus a 26 cent decline for net income. This difference really represents a validation of a strategic decision we made to sell Hollywood Park and underscores the impact that this redeployment of capital may have.

My final comment relates to the disparity that exist when you compare earnings from ’04 to ’05 at the two levels, a one cent drop on the continuing operations line versus a 26 cent decline for net income. This difference really represents a validation of a strategic decision we made to sell Hollywood Park and underscores the impact that this redeployment of capital may have.

Turning now to the balance sheet, there are a couple of things to highlight. The increase in total assets of 33.3 million is comprised of 23.9 million in net increases to plant and equipment and assets held for sale of 22.4 million, partially offset by decreases in cash and cash equivalents of 11.9 million.

The assets held for sale increased primarily due to an increase of cash, which is a function of the timing of Hollywood’s live race meet. Total liabilities increased by 25.9 million due to the time of settlement of various payables and accrued expenses, offset partially by the first quarter payment of dividends and the recognition of deferred revenues related to Churchill Downs racetrack during the second quarter.

Additionally, the liabilities held for sale increased also as a result of the timing of Hollywood’s live race meet, which generates additional payables and accrued expenses.

Let me now turn your attention to a look ahead for the balance of the year. We talked about softness in the pari-mutuel business, which we believe to be primarily due to a decrease in field sizes - for all the reasons that Tom spoke of - which result in a less desirable wagering product. So, we will continue to fight that reality for the balance of the year.

That having been said, we have continued to fare slightly better than the overall industry and our current business trends would indicate that after giving effect to the departure of Hollywood Park at the end of the third quarter and the Hollywood Park signal from CDSN, our operating units should perform at or near 2004 levels for the balance of the year.

For the Fair Grounds, we have previously communicated that we expect to produce a pre-tax profit in 2005 in spite of the historic losses incurred there in recent years. At this time, we now expect to incur a small pre-tax loss, as we have been unable to introduce the new video poker machines or VLTs at the pace that we had formerly hoped. We are very pleased with the performance of the machines that have been deployed and are producing a significantly higher net win than the old machines. Along with the slots anticipated in the latter half of 2006, we anticipate solid gains in both cash flow and pre-tax earnings from this unit next year.

The investment in people and systems in our corporate unit are now virtually complete and we are prepared to maximize the profitability of our operating units and fully exploit our development opportunities.

As mentioned in the release, it is too early to state what the financial impact of the Hollywood Park transaction will be, but as of now, it appears that at worse we would be able to substantially pay down our existing debt, which would have the impact of avoided interest expense in the future.

We are exploring all avenues to determine the optimum use of this capital and should be able to provide more definitive information in the upcoming months.

As we have done in the past and will continue to do, I want to update you on our capital spending. We stated at the last call that we expect the year to be in the range of $49 to $55 million and I’m just affirming that we still expect to end up in that range. The only thing that might change that would be the rate of spend in Louisiana, as we now plan to build out that operation.

That concludes my remarks, and I will now turn it back over to the operator for your questions.

Operator:
At this time if you would like to ask a question or make a comment please press “star” and the number “one” on your touch-tone phone. If you no longer wish to ask your question please press “star nine.” If you enter the digits incorrectly please allow five seconds before you reenter.

At this time, sir, you have two questions in queue. The first question is from Tim Rice of Rice Voelker. Your line is open

Tim Rice:
Good morning. Tom, I’ve got two questions. The first one relates to the upcoming approval of interstate account wagering in Nevada. Could you comment on the potential impact of that and whether there’s any chance of negotiating more favorable terms with those Nevada sports books?

Tom Meeker:
I wish I could tell you something positive. Over the course of the years, all of these non-racetrack operators have been very reticent about changing the economy model. Nevada has been the strongest because they have a joint purchasing arrangement down there where everything goes through a centralized group

I wouldn’t expect too much of improvement out of that quite honestly, to be very candid.

Tim Rice:
Okay, the second question relates to Calder. I know this may sound like a little bit of a reach, but given the value of the property, is there any possibility that you would consider the sale of the real estate there and consider possibly Calder a Gulfstream operation?

Tom Meeker:
We are looking at Florida from a number of angles. The primary focus right now, in the prism that we’re looking through, is the alternative gaming play. I think given the fact that we lost by such a narrow margin there we continue to believe that Calder represents a significant asset. Huizinga is looking to develop properties there right next door at Pro Player and with all of the access that it has to the interstate, Florida turnpike, et cetera, it is a significant opportunity. And I think before we would consider anything else we would have to be assured that our potential for executing on our alternative gaming strategy was not real.

With all of the turmoil going on down there with the events going on in Tallahassee, potentially with respect to the enabling legislation - not withstanding the fact we lost the election - it does afford us an opportunity to really kind of fully evaluate that asset.

We think a lot of the execution risks will be eliminated at or around the time of 2007 in that we will know the tax rate, we will know what the rules are and we will be able to, in a much better way, make a determination of whether or not we’ll actively pursue and to what level we will pursue in terms of dollars for the referendum in Miami Dade.

But again, the prism we’re looking through right now says that we have to stay in place. It is a terrific operation. It has been and will continue to be in terms of pure racing operation. It operates well. It is probably one of our more efficient operations. So, on the short term, we are going to continue to focus on racing and again, keep our eye on alternative gaming.

Tim Rice:	Thanks very much.

Tom Meeker:	Yes, sir.

Operator:	The next question comes from Ryan Worst of CL King. Your line is open, sir.

Ryan Worst:	Good morning.

Mike Miller, Tom Meeker	Good morning, Ryan.

Ryan Worst:	Just a couple of questions. Could you go over what the lobbying expense was in the second quarter versus last year?

Mike Miller:	Well, “for the first half” I think maybe is a better way to look at the lobbying expense Ryan, because the vote in Florida, as you recall, was in March.

Ryan Worst:	Right.

Mike Miller:
And it was about $3.1 million in Florida and last year it was about a million in California. So that is kind of the $2.1 million increase. There was not any significant expense really in the second quarter of this year. Now we have got our ongoing efforts, which repeat pretty much the same from year to year, but in terms of a one-time element most of that was in the first quarter.

Ryan Worst:	Okay, I just want to make sure. I thought I heard that wrong.

Tom, in the press release you stated that business levels for the balance of the year should be similar to the second half of last year. Are you talking revenue side because again, last year you obviously spent a lot of money on legislative issues in Florida in the second half. So are you talking about operating profit-wise or revenue-wise?

Mike Miller:
Ryan, this is Mike. Let me respond to that. When we say that they’re going to be approximately the same - I guess it wasn’t obvious but it was intended to be obvious -that is excluding one-time type items. We’re talking about general business conditions and general operating results. Primarily the EBITDA line is where that is referenced.

Ryan Worst:	So, excluding those costs in Florida…

Mike Miller:	Of course. Now, you know, should there be some opportunity, which we don’t see today, as we have said before, we’ll continue to seed that, if there is a legislative opportunity, and spend.

Tom Meeker:	But something could happen in New York that would require us to elevate some expense.

Mike Miller:	But the base for what you see there is I’m just talking about general business operations and nothing to do with development opportunities or legislative expense.

Ryan Worst:	Do you have any racing days at the Fair Grounds in the second quarter?

Mike Miller:	No, they ended their meet in March.

Ryan Worst:	Okay, and then could you just go over - I kind of missed what you said about all the things that cost you about 38 cents relative to last year.

Mike Miller:
Well, it’s the increase in interest, as we had about a $2.3 million increase in interest expense; we had around a $2.1 million increase in depreciation; and then we had that anomaly with respect to effective tax rates.

Ryan Worst:	Okay. And could you also go over again how that interest rate shows up on the income statement?

Mike Miller:	Interest rate - the interest expense?

Ryan Worst:	Interest expense, I’m sorry.

Mike Miller:	It’s buried in the discontinued operations line for both years.

Ryan Worst:	So you’ve got like to like.

Mike Miller:	Yes it’s comparable there - in discontinued operations, I want to get back to my notes here

Ryan Worst:	What’s the benefit to this year’s operations at Hollywood Park?

Mike Miller:
No it’s not a benefit. The interest expense that we actually occurred on our outstanding debt is now reflected as part of discontinued operations. We had - I’m searching here for my notes, is it 3.3 million?

Mike Miller:	Yes.

Mike Miller:
Three point three million of interest this year and about $970,000 last year of real interest expense. It is just a question of where it is now reflected on the face of the statement and so you don’t see it. That is why I wanted to point it out.

We had incurred and will continued to incur interest expense at least through the closing of the Hollywood Park sale and then it just depends upon how we deploy that capital as to what our interest expense beyond that would be.

Ryan Worst:	So your interest expense above the discontinued operations line assumes that you used the proceeds to pay down debt?

Mike Miller:
Yes, that’s an assumption that GAAP forces upon you and what it is based upon. They look at your debt agreements to see how those proceeds must be used. So barring a change in those agreements, which indeed we would do if we decide to re-deploy that capital in another direction, it would pay down debt and that’s why it’s reflected in discontinued operations.

Ryan Worst:
Okay. And then Tom, just one last question - it was well publicized recently that a competitor of yours, Magna, is looking for a strategic partner to develop some of their gaming operations. Churchill Downs, with its healthy balance sheet, you know, seems to me it would be a logical choice as you guys could work somehow to keep the proceeds of that untapped gaming potential within the industry. Has there been any thought to pursuing that on Churchill Downs’ behalf?

Tom Meeker:	I will answer yes, but beyond that I can’t make any comment.

Ryan Worst:	Okay, thank you.

Tom Meeker:	Thank you, Ryan.

Operator:	At this time there are no more questions in queue. Once again if you would like to ask a question or make a comment please press “star one” and the number on your touch-tone phone.

At this time you have one last question in queue, Ryan Worst of CL King.

Ryan Worst:	Hi guys, just one more follow up. Now you talk about kind of the redesign of the tote system. Is the goal there more revenue enhancement or cost savings or both?

Tom Meeker:
I think depending on how much volume we put across it could result in some marginal declines in costs. But I think that is a foolish way of looking at the tote. It is a revenue enhancement. For instance, right now as you see with respect to our CRM, the integration of our CRM technologies with the tote system - where you’re trying to capture data about what and how people bet and that sort of thing - is a very difficult job for us. We have to develop interfaces and all of this, that and the other thing.

We need an architecture that is customer friendly on the customer interface so we can plug in virtually any type of customer interface from a PDA to a freestanding self-serve machine, to an attendant machine, to IVR. All of those technologies are sitting out there and we constantly find ourselves in a position of having to develop intermediate technologies to allow us to hook up to the tote.

So there is a revenue enhancement component to this as we are able to deploy on the front end new technologies and on the back end take out valuable information about our customers.

But the override is this whole question of integrity. And as we saw what occurred in Chicago at the Breeder’s Cup several years ago and with the late odds changes that we continue to experience across the industry, we have to concentrate on the customer and make sure that the customer firmly believes -as indeed is the case -firmly believes in his or her mind that the system is secure. And today we don’t have that firm belief in the minds of our customers.

And so it’s a number of things. There are some cost savings potentially but I think to go with that view and that view alone is foolhardy. There is revenue potential, but the most important thing is the customer centric focus for tote.

Ryan Worst:	Okay. Is it fair to say that maybe the allocation, the costs will switch around from less on the back end and more in the customer interface direction?

Tom Meeker	I’m not sure I understand your question.

Ryan Worst	Maybe the outcome of this will be spending less on the kind of common back end of the tote and more on

Tom Meeker
No, no. Let me just give you just a primer. If you look at it with three different functions lined across the top the customer interface, that is the machine, the technology that interfaces with the customer, then you have a communication link, which is part of the RFP and then you have the transactional part of the tote, which is the second box - the block box we are working on and focused on. If you had a black box with an open architecture so that the content provider racetracks can hook up to the tote and to an open architecture. We don’t have that today.

The third box is the output side and that is the output of data - be it graphic presentation data, real-time betting data ticker - just like the market ticker tape, real-time data spitting out the back end of the tote, which would allow us to do a number of things. One, it would improve the odds presentation for the customer, real time. Number two, it would provide us an opportunity to capture the data with respect to various transactions that would become proprietary in terms of our CRM program and use that data to parse the value of the customer to identify the customers preferences and design and develop products that are targeted to that customer.

So there are three different components. The relationship between the tote provider and the track would be primarily on the transactional part, the middle piece. Today if you are a United Tote subscriber, you have to have United Tote front ends. All the customer interfaces are United Tote, as contrasted to a casino operation that has a centralized computer system and on the front end but may have 10 different manufacturers of machines on their floor at any one time.

So the customer interface side that would be available to us under the new format would be available to the individual tracks to develop their technologies with other vendors, et cetera.

And then on the back end side with the output, individual tracks or organizations could then use the output side of the tote -, the transactional part - to interface with their CRM technologies on a proprietary level to allow them to value, identify and develop products and services unique to a particular customer.

Mike Miller
Ryan, this is Mike. I think it’s fair to say that the RFP and the very robust structure that we are demanding now for this new architecture could very well result in higher fees from a tote company in order to produce the results that Tom talked about. It is a very different machine than exist today and there is going to have to be capital deployed on their part. So although we don’t have any numbers, I think there could be a general expectation that what we pay for that service could actually increase in the future

Ryan Worst	Okay, thanks very much.

Operator	At this time there are no questions in queue. You many continue with your presentation or closing comments

Tom Meeker
This is I again. As we identified to you, we are very encouraged about what we see going on in the industry. And in terms of our operations, we continue to practice very strong discipline in terms of managing our core operation. And I think to a large degree the execution risks that we face in various growth channels is mitigated by our disciplined approach to managing not only our operations but our development activities and finally, our balance sheet.

The company is positioned for growth. There are a number of opportunities out there, and complemented by our disciplined approach to things, we think we can surmount any of the execution risks that are available.

Again, thank you for joining us this morning. We look forward to talking to you in the near future and certainly by the end of next quarter.

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